Exhibit 99.1

February 9, 2012	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS;

PROVIDES GUIDANCE FOR 2012

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), today reported results for its fourth quarter and fiscal year ended December 31, 2011 and provided guidance for 2012. Highlights for the quarter and full year (vs. year-ago amounts):

•

Sales for the quarter grew 14.0% to $653.6 million, reflecting favorable net price/mix of 3.8%, contributions from the Tasty acquisition of 9.6%, and volume increases of 0.6%.; sales for the year increased 7.8% to $2.77 billion, with favorable net price/mix of 3.7% and a 5.0% contribution from the Tasty acquisition, partially offset by volume declines of 0.9%;

•

Diluted EPS was $0.17 for the quarter, down 26.1% due primarily to 14% higher input costs; diluted EPS for the year was $.90, down 9.1%; adjusted for one-time charges related to the Tasty Baking acquisition and a facility closure, diluted EPS for the year was $.96, down 3.0%;

•	Margins for the quarter and year were pressured by higher input costs;

•

Tasty Baking (acquired May 2011) exceeded revenue expectations and was slightly accretive to earnings, excluding one-time acquisition costs; expansion of the Tastykake brand in Flowers’ core markets continues;

•	Nature’s Own brand reached approximately $935 million in annual retail sales, driven by growth in core and expansion markets; and,

•	The company provided 2012 guidance for sales growth of 7.0% to 9.0% and EPS growth of 7.0% to 12.0%, from adjusted 2011 EPS of $.96.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “Given ongoing challenges in the marketplace, we are pleased to report strong sales growth driven by the Tasty acquisition and our direct-store-delivery (DSD) segment. For the fourth consecutive quarter, the DSD segment achieved improved volume trends, reflecting the strength of the Nature’s Own brand and continued growth in new markets, which offset lower sales of regional white breads. Tasty exceeded our sales and earnings expectations. In the warehouse segment, higher input costs that were not offset by pricing, lighter-than-expected volumes, and sales mix significantly impacted results. For the quarter and year, higher input costs and sales mix changes in both the DSD and warehouse segments put pressure on earnings and gross margin.

“We remain cautious about the near-term given the input cost pressures we face in the first half of 2012, the ongoing marketplace competitiveness, and relatively weak consumer demand. However, the confidence we have in our core business is reflected in our 2012 guidance and we expect further opportunities as the industry continues to consolidate.”

Fourth Quarter 2011 Results

Fourth quarter sales increased 14.0% to $653.6 million from $573.1 million in last year’s fourth quarter. This increase was attributable to favorable net price/mix of 3.8%, contributions from the Tasty acquisition of 9.6% and volume increases of 0.6%. Net price/mix and dollar sales increased across all major channels. The volume increases were primarily related to increases in the store brand and foodservice channels, partially offset by decreases in the branded retail channel, mainly in the white bread category.

Net income for the quarter was $23.0 million compared to $31.4 million in the fourth quarter of fiscal 2010. For the quarter, diluted earnings per share were $.17, compared to $.23 in last year’s fourth quarter.

Gross margin as a percentage of sales for the quarter was 45.9%, down 220 basis points as compared to 48.1% in the fourth quarter of 2010. This decrease was due primarily to increased ingredient and packaging costs as a percent of sales. The increase in ingredient costs was attributable to double-digit increases in flour, sugar, shortening/oil, and cocoa. The increase in ingredients and packaging costs were partially offset by price increases and lower workforce-related costs as a percent of sales. Improved manufacturing efficiencies also had a positive effect on gross margin.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 36.8%, relatively flat as compared to 36.7% of sales in the fourth quarter of fiscal 2010. Higher sales prices and lower workforce-related costs as a percent of sales were mostly offset by higher distribution and advertising costs as a percent of sales.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s fourth quarter. Net interest income for the quarter was $1.0 million lower than last year’s fourth quarter due to increased borrowings related to the Tasty acquisition. The effective tax rate for the quarter was 37.7% as compared to 33.3% in last year’s fourth quarter. This increase was primarily due to a lower benefit from discrete items in this year’s fourth quarter as compared to last year’s fourth quarter.

Operating margin as a percent of sales for the quarter was 5.6% compared to 8.0% in last year’s fourth quarter. Earnings before interest, taxes, depreciation, and amortization (EBITDA) as a percent of sales for the fourth quarter was 9.1%, compared to 11.4% for the fourth quarter of 2010.

Segment Results

DSD (82% of Sales): During the quarter, the company’s direct store delivery (DSD) sales increased 17.7%, reflecting positive net price/mix of 3.0%, contribution from the Tasty acquisition of 11.9% and volume increases of 2.8%. Net price/mix and dollar sales increased across all major channels. The volume increases were primarily due to increases in the store brand and foodservice channels, partially offset by decreased volume in the branded retail channel, particularly in the white bread category.

Operating income, defined as earnings before interest and taxes (EBIT), for the DSD segment was $40.7 million, or 7.5% of sales for the fourth quarter compared to $44.3 million, or 9.6% of sales in last year’s fourth quarter. This decrease was due to higher ingredient costs, mainly flour, and packaging costs, partially offset by higher sales. During the quarter, Tasty had a slightly positive effect on operating income.

Warehouse (18% of Sales): Sales through warehouse delivery decreased 0.5%, reflecting positive net pricing and mix of 4.3%, and decreased volume of 4.8%. The decreased volume was primarily the result of decreases in store brand cake and contract manufacturing.

Operating income for the warehouse segment was $3.6 million, or 3.2% of sales for the fourth quarter compared to $10.3 million, or 9.1% of sales in last year’s fourth quarter. This decrease was due to higher ingredient costs, mainly flour, sugar, shortening/oil, and cocoa, which were not fully offset by pricing.

Cash Flow

During the fourth quarter, cash flow from operating activities was $39.5 million. The company invested $13.8 million in capital improvements and paid dividends of $20.3 million to shareholders during the quarter. The company did not acquire any of its common stock under its share repurchase plan during the quarter. Since the inception of the plan, the company has acquired 37.8 million shares for $430.8 million, an average of $11.40 per share.

Fiscal 2011 Results

Sales for fiscal 2011 increased 7.8% to $2.77 billion from the $2.57 billion reported for fiscal 2010. This increase consisted of positive net price/mix of 3.7%, contributions from the Tasty acquisition of 5.0%, partially offset by decreased volume of 0.9%. Price/mix and sales dollars increased across all major channels. The volume decline was driven by decreases in the branded retail channel, partially offset by volume increases in the store brand, foodservice, and contract manufacturing channels.

Net income for the year was $123.4 million as compared to $137.0 million for fiscal 2010. Diluted earnings per share were $.90 for fiscal 2011, compared to $.99 reported for fiscal 2010. Excluding one-time costs of $7.5 million, net of tax, relating to the acquisition of Tasty and the closure of a manufacturing facility in the first quarter, diluted earnings per share were $.96.

Gross margin as a percentage of sales for the full year was 46.9%, down 80 basis points as compared to 47.7% in the prior year. The decrease in margin was the result of increased ingredient and packaging costs as a percent of sales, partially offset by price increases and lower workforce-related costs as a percent of sales. Higher prices for flour, sugar, shortening/oil, and cocoa drove the increase in ingredient costs. Costs of $2.4 million associated with the manufacturing facility closure negatively impacted gross margin.

For the year, selling, distribution, and administrative costs as a percent of sales were 36.7%, up 30 basis points as compared to 36.4% in the prior year. One-time costs of $6.2 million associated with the Tasty acquisition negatively impacted selling, distribution and administrative costs 20 basis points as a percent of sales. Costs of $2.0 million associated with the manufacturing facility closure negatively impacted selling, distribution, and administrative costs 10 basis points as a percent of sales.

Depreciation and amortization expenses for fiscal 2011 remained relatively stable as a percent of sales compared to the prior year. Net interest income for the year was $1.6 million lower than the prior year. The effective tax rate for the year was 35.7%, compared to 34.9% last year. This increase was primarily the result of certain non-deductible transaction costs associated with the Tasty acquisition.

Operating margin as a percent of sales for the year was 6.8% compared to 8.0% of sales last year. Excluding the one-time acquisition related costs of $6.2 million and one-time manufacturing facility closure costs of $5.0 million, operating margin as a percent of sales was 7.2%. EBITDA for the year as a percent of sales was 10.2% compared to 11.3% for fiscal 2010. Excluding the one-time acquisition related costs and the manufacturing facility closure costs, EBITDA as a percent of sales was 10.6%.

2012 Guidance

Steve Kinsey, executive vice president and chief financial officer said, “For 2012, we expect sales growth of 7.0% to 9.0% and earnings per share growth of 7.0% to 12.0% from adjusted 2011 EPS of $.96. The earnings per share guidance takes into consideration higher input costs, with the greatest impact projected for the first half of 2012.” Kinsey updated the input costs, expecting a 6.0% to 9.0% increase over year-ago costs. Capital expenditures for fiscal 2012 are expected to be $65 million to $75 million.

Dividend

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its fourth quarter and full year 2011 conference call over the Internet at 8:00 a.m. (Eastern) on February 10, 2012. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

Company Information

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Tastykake, Blue Bird, and Mrs. Freshley’s. Flowers operates 41 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in the Northeast, California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with GAAP. However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA includes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measure of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods

Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended 12/31/11	Volume	Price/Mix	Acquisition	Change
Direct-Store-Delivery	2.8%	3.0%	11.9%	17.7%
Warehouse Delivery	-4.8%	4.3%	0.0%	-0.5%
Total Flowers Foods	0.6%	3.8%	9.6%	14.0%

For the 52 Week Period Ended 12/31/11	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	-0.1%	3.3%	6.2%	9.4%
Warehouse Delivery	-2.9%	4.0%	0.0%	1.1%
Total Flowers Foods	-0.9%	3.7%	5.0%	7.8%

Flowers Foods

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended		For the 52 Week Period Ended	For the 52 Week Period Ended
	12/31/11	01/01/11		12/31/11	01/01/11
Sales	$653,566		$573,133	$2,773,356	$2,573,769
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	353,350		297,298	1,473,201	1,346,790
Selling, distribution and administrative expenses	240,650		210,320	1,016,491	935,999
Depreciation and amortization	22,932		19,682	94,638	85,118

Income before interest and income taxes (EBIT)	36,634		45,833	189,026	205,862
Interest income, net	317		1,304	2,940	4,518

Income before income taxes (EBT)	36,951		47,137	191,966	210,380
Income tax expense	13,913		15,699	68,538	73,333

Net income	$23,038	$ $	31,438	123,428	$137,047

Diluted earnings per share amounts:
Net income	$0.17		$0.23 $	0.90	$0.99

Diluted weighted average shares outstanding	137,056		137,505	136,881	138,162

Flowers Foods

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	12/31/11	01/01/11	12/31/11	01/01/11
Sales:
Direct-Store-Delivery	$540,046	$458,986	$2,265,244	$2,071,356
Warehouse Delivery	113,520	114,147	508,112	502,413

	$653,566	$573,133	$2,773,356	$2,573,769

EBITDA:
Direct-Store-Delivery	$59,010	$59,355	$277,626	$260,949
Warehouse Delivery	8,117	14,830	47,119	66,910
Flowers Foods	(7,561)	(8,670)	(41,081)	(36,879)

	$59,566	$65,515	$283,664	$290,980

Depreciation and Amortization:
Direct-Store-Delivery	$18,275	$15,098	$74,378	$65,977
Warehouse Delivery	4,519	4,495	19,768	18,985
Flowers Foods	138	89	492	156

	$22,932	$19,682	$94,638	$85,118

EBIT:
Direct-Store-Delivery	$40,735	$44,257	$203,248	$194,972
Warehouse Delivery	3,598	10,335	27,351	47,925
Flowers Foods	(7,699)	(8,759)	(41,573)	(37,035)

	$36,634	$45,833	$189,026	$205,862

Flowers Foods

Condensed Consolidated Balance Sheet

(000’s omitted)

12/31/11
Assets
Cash and Cash Equivalents	$7,783
Other Current Assets	356,051
Property, Plant & Equipment, net	685,487
Distributor Notes Receivable (includes $14,736 current portion)	117,058
Other Assets	26,658
Cost in Excess of Net Tangible Assets, net	360,961

Total Assets	$1,553,998

Liabilities and Stockholders’ Equity
Current Liabilities	$225,651
Bank Debt (includes $39,375 current portion)	315,000
Other Debt and Capital Leases (includes $3,393 current portion)	11,174
Other Liabilities	243,205
Stockholders’ Equity	758,968

Total Liabilities and Stockholders’ Equity	$1,553,998

Flowers Foods

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 52 Week Period Ended
	12/31/11	12/31/11
Cash flows from operating activities:
Net income	$23,038	$123,428
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	36,186	69,777
Changes in assets and liabilities	(19,719)	(58,915)

Net cash provided by operating activities	39,505	134,290

Cash flows from investing activities:
Purchase of property, plant and equipment	(13,848)	(79,162)
Acquisitions net of cash acquired	0	(164,485)
Other	8,863	5,708

Net cash disbursed for investing activities	(4,985)	(237,939)

Cash flows from financing activities:
Dividends paid	(20,311)	(79,081)
Stock options exercised	212	12,933
Income tax benefit related to stock awards	12	3,073
Payment of financing fees	0	(2,108)
Stock repurchases	0	(26,598)
Change in book overdraft	(2,441)	521
Proceeds from debt borrowings	280,700	1,071,100
Debt and capital lease obligation payments	(293,105)	(875,083)
Other	0	(80)

Net cash (disbursed for)/provided by financing activities	(34,933)	104,677

Net (decrease)/increase in cash and cash equivalents	(413)	1,028
Cash and cash equivalents at beginning of period	8,196	6,755

Cash and cash equivalents at end of period	$7,783	$7,783

Flowers Foods

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted)

	Reconciliation of Earnings per Share		Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Earnings per diluted share	$0.17	$0.23	$0.90	$0.99
Manufacturing facility closure costs and costs of Tasty acquisition	—	—	0.06	—

Adjusted earnings per diluted share	$0.17	$0.23	$0.96	$0.99

	Reconciliation of Gross Margin		Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Sales	$653,566	$573,133	$2,773,356	$2,573,769
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	353,350	297,298	1,473,201	1,346,790

Gross Margin excluding depreciation and amortization	300,216	275,835	1,300,155	1,226,979
Less depreciation and amortization for production activities	15,781	13,966	65,271	59,125

Gross Margin	$284,435	$261,869	$1,234,884	$1,167,854

Depreciation and amortization for production activities	$15,781	$13,966	$65,271	$59,125
Depreciation and amortization for selling, distribution and administrative activities	7,151	5,716	29,367	25,993

Total depreciation and amortization	$22,932	$19,682	$94,638	$85,118

	Reconciliation of Net Income to Adjusted EBITDA		Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net income	$23,038	$31,438	$123,428	$137,047
Income tax expense	13,913	15,699	68,538	73,333
Interest income, net	(317)	(1,304)	(2,940)	(4,518)
Depreciation and amortization	22,932	19,682	94,638	85,118

EBITDA	59,566	65,515	283,664	290,980
Manufacturing facility closure costs and costs of Tasty acquisition including severance costs	(541)	—	10,654	—

Adjusted EBITDA	$59,025	$65,515	$294,318	$290,980

	Reconciliation of Operating Income to Adjusted Operating Income		Reconciliation of Operating Income to Adjusted Operating Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 52 Week Period Ended	For the 52 Week Period Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Operating Income	$36,634	$45,833	$189,026	$205,862
Manufacturing facility closure costs and costs of Tasty acquisition including severance costs	(541)	—	11,220	—

Adjusted operating income	$36,093	$45,833	$200,246	$205,862